Registration No. 33-70254
                                                  Rule 424(b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JANUARY 28, 1994

                Merrill Lynch Mortgage Investors, Inc., Seller
            Senior/Subordinate Mortgage Pass-Through Certificates,
          Series 1994A, Class A-1, A-2, A-3, M, A-4 and A-5 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                               Master Servicer
     _________________________________________________________________

     On February 3, 1994, the Senior/Subordinate Pass-Through Certificates, Series 1994A, Class A-1, A-2, A-3, M, A-4 and A-5 (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $336,851,912. The Offered Certificates represented beneficial interests of approximately 97.13% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of January 1, 1994 by and among
Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-48 of the Prospectus Supplement are hereby updated, in their entirety, as follows:



         PRIMEFIRST(Registered Trademark) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)
                                      December 31, 1996              December 31, 1995              December 31, 1994
         			 --------------------------    ----------------------------    -------------------------
                                  Number of                                                     Number of
                                 PrimeFirst       Principal        Number of      Principal    PrimeFirst      Principal
                                   Loans            Amount     PrimeFirst Loans    Amount        Loans           Amount
				 -----------      ---------    ----------------   ---------    ----------      ---------
PrimeFirst Loans
  Outstanding . . . . . . . .       11,054       $4,331,131           8,272      $3,536,761       7,615        $3,351,328
Delinquency Period
  30-59 Days  . . . . . . . .          180       $   84,297             127      $   56,370         121        $   86,279
  60-89 Days  . . . . . . . .           19            6,583              13           7,917          20            18,152
  90 Days or More*  . . . . .           29           27,590              44          45,749          17            19,257
				    ------       ----------           -----      ----------       -----        ----------
     Total Delinquency  . . .          228          118,470             184      $  110,036         158        $  123,688
				    ======       ==========           =====      ==========       =====        ==========
Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding . . . . . . . .         2.06%            2.74%           2.22%           3.11%       2.07%             3.69%

Foreclosures  . . . . . . . .           29       $   39,100              28      $   38,209          18        $   15,637
Foreclosures as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding . . . . . . . .         0.26%            0.90%           0.34%           1.11%       0.24%             0.47%




_________________________________
*  Does not include loans subject to bankruptcy proceedings.


            PRIMEFIRST(Registered Trademark) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)


                                                Year Ended        Year Ended          Year Ended
                                             December 31, 1996 December 31, 1995   December 31, 1994
 					     ----------------- -----------------   -----------------
Average Principal Balance of PrimeFirst
  Loan Portfolio . . . . . . . . . . . . .      $3,933,946        $3,444,045            $2,807,875
Average Number of PrimeFirst Loans
  Outstanding
  During the Period . . . . . . . . . . . .          9,663             7,944                 6,287

Gross Charge-offs . . . . . . . . . . . . .     $    6,157        $    1,840            $      457
Recoveries  . . . . . . . . . . . . . . . .              0                 0                     0
						----------        ----------            ----------
Net Charge-offs . . . . . . . . . . . . . .     $    6,157        $    1,840            $      457
						==========        ==========            ==========
Net Charge-offs as a percent of Average
  Principal Balance Outstanding . . . . . .           0.16%             0.05%                 0.02%


     Additionally, the information contained in the table entitled "Range of Cut-Off Date Principal Balances for Loan Group 1", "Margins in Loan Group 1", "Range of Cut-Off Principal Balances for Loan Group 2" and "Cut-Off Date Principal Balances for Loan Group 3" under the heading "The Mortgage Pool" on pages S-30, S-33, S-37 and S-42, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1996, the Mortgage Loan Balances and margins of the Mortgage Loans:


     RANGE OF PRINCIPAL BALANCES FOR LOAN GROUP 1 AS OF DECEMBER 31, 1996


                                                                                      % of Mortgage
           Range of                     Number of                                        Pool by
      Principal Balances             Mortgage Loans        Principal Balance        Principal Balance
-----------------------------        --------------    ----------------------       -------------------
$    0.00-     49,999.99  . .                5          $   170,136.66                  0.09%
$    50,000.00-     54,999.99                2              104,518.55                  0.06
$    55,000.00-     59,999.99                1               55,100.59                  0.03
$    60,000.00-     74,999.99                4              265,735.10                  0.15
$    75,000.00-     99,999.99               17            1,600,256.01                  0.89
$    100,000.00-   149,999.99               61            7,560,952.01                  4.19
$    150,000.00-   199,999.99               46            8,226,102.28                  4.56
$    200,000.00-   249,999.99               56           12,339,445.89                  6.84
$    250,000.00-   299,999.99               38           10,328,660.94                  5.73
$    300,000.00-   349,999.99               37           11,573,781.77                  6.42
$    350,000.00-   399,999.99               18            6,706,273.14                  3.72
$    400,000.00-   449,999.99               12            5,122,413.75                  2.84
$    450,000.00-   499,999.99               10            4,782,997.11                  2.65
$    500,000.00-   549,999.99               11            5,752,196.04                  3.19
$    550,000.00-   599,999.99               11            6,294,124.65                  3.49
$    600,000.00-   649,999.99               10            6,214,125.35                  3.45
$    650,000.00-   699,999.99                7            4,779,504.78                  2.65
$    700,000.00-   749,999.99                3            2,207,211.16                  1.22
$    750,000.00-   799,999.99                6            4,607,095.12                  2.56
$    800,000.00-   849,999.99                4            3,274,000.00                  1.82
$    850,000.00-   899,999.99                5            4,461,131.39                  2.47
$    900,000.00-   949,999.99                3            2,741,593.13                  1.52
$    950,000.00-   999,999.99                2            1,994,360.48                  1.11
$  1,000,000.00- 1,099,999.99               14           14,431,120.04                  8.03
$  1,100,000.00- 1,199,999.99                5            5,540,545.69                  3.07
$  1,200,000.00- 1,299,999.99                5            6,165,960.92                  3.42
$  1,300,000.00- 1,399,999.99                2            2,664,573.44                  1.48
$  1,400,000.00- 1,499,999.99                2            2,873,055.21                  1.59
$  1,500,000.00- 1,599,999.99                4            6,298,821.82                  3.49
$  1,700,000.00- 1,799,999.99                2            3,475,000.00                  1.93
$  1,800,000.00- 1,899,999.99                2            3,650,000.00                  2.02
$  1,900,000.00- 1,999,999.99                1            1,948,764.03                  1.08
$  2,000,000.00- 2,099,999.99                3            6,097,000.00                  3.38
$  2,400,000.00- 2,499,999.99                1            2,478,103.56                  1.37
$3,000,000.00 or Higher . . .                3           13,498,249.00                  7.49
					   ---	       ---------------		      ------
                    TOTALS  .              413         $180,282,909.61                100.00%
					   ===	       ===============		      ======



               MARGINS IN LOAN GROUP 1 AS OF DECEMBER 31, 1996

                                                                                         % of Mortgage
                                  Number of                                                 Pool by
      Margin/(1)/               Mortgage Loans            Principal Balance            Principal Balance
--------------------		---------------	       ---------------------	      --------------------
    -0.500%                              1              $    296,280.36                      0.16%
    -0.250%                              4                 3,726,990.93                      2.07
    -0.125%                              3                 2,336,183.69                      1.30
     0.000%                             27                 9,198,721.68                      5.10
     0.250%                             29                 5,656,392.08                      3.14
     0.500%                             49                 6,281,680.68                      3.48
     1.250%                              3                 1,502,620.52                      0.83
     1.500%                             46                64,791,975.21                     35.93
     1.625%                             37                24,718,163.15                     13.71
     1.750%                             86                37,349,363.59                     20.72
     1.875%                              2                 1,560,714.40                      0.87
     2.000%                             79                17,318,636.83                      9.61
     2.250%                             44                 5,291,665.57                      2.94
     2.500%                              1                   143,901.78                      0.08
     2.625%                              1                    55,100.59                      0.03
     2.750%                              1                    54,518.55                      0.03
				      -----    	       ----------------		          -------
                  TOTALS               413              $180,282,909.61                    100.00%
				      =====    	       ================		          =======

_________________________

(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate, except generally when the Margin is greater than or equal to 1.250%, but less than or equal to 2.500%, in which case it is added to the applicable Six-Month LIBOR Index. For the Treasury Index Loans, the Margin is 2.625% or 2.75%. Notwithstanding the foregoing, the Mortgage Rate will not exceed its Maximum Mortgage Rate.


     RANGE OF PRINCIPAL BALANCES FOR LOAN GROUP 2 AS OF DECEMBER 31, 1996

                                                                                        % of Mortgage
                                               Number of                                   Pool by
                 Range of                      Mortgage            Principal              Principal
            Principal Balances                   Loans              Balance                Balance
-----------------------------------------      -----------  ------------------        ----------------
$    0.00-     49,999.99  . . . . . . . .          5        $   207,564.87                0.78%
$    50,000.00-     54,999.99 . . . . . .          4            211,819.68                0.79
$    55,000.00-     59,999.99 . . . . . .          2            117,393.47                0.44
$    60,000.00-     74,999.99 . . . . . .          3            207,649.29                0.78
$    75,000.00-     99,999.99 . . . . . .         10            839,581.22                3.14
$    100,000.00-    149,999.99  . . . . .         16          1,957,906.44                7.31
$    150,000.00-    199,999.99  . . . . .         17          2,987,377.23               11.16
$    200,000.00-    249,999.99  . . . . .         14          3,078,705.52               11.47
$    250,000.00-    299,999.99  . . . . .         10          2,623,010.39                9.80
$    300,000.00-    349,999.99  . . . . .          6          1,938,220.39                7.24
$    350,000.00-    399,999.99  . . . . .          2            754,575.48                2.82
$    400,000.00-    449,999.99  . . . . .          4          1,704,824.83                6.37
$    450,000.00-    499,999.99  . . . . .          1            471,116.98                1.76
$    500,000.00-    549,999.99  . . . . .          5          2,608,631.57                9.74
$    550,000.00-    599,999.99  . . . . .          4          2,270,484.04                8.48
$    600,000.00-    649,999.99  . . . . .          1            621,964.91                2.32
$    750,000.00-    799,999.99  . . . . .          2          1,568,593.05                5.86
$    850,000.00-    899,999.99  . . . . .          3          2,607,366.62                9.74
						----	   ---------------	       --------
                    TOTALS  . . . . . . .        109        $26,776,785.98              100.00%
						====	   ===============	       ========



         PRINCIPAL BALANCES FOR LOAN GROUP 3 AS OF DECEMBER 31, 1996


                                               Number of                              % of Mortgage
                 Range of                      Mortgage                                  Pool by
            Principal Balances                   Loans         Principal Balance    Principal Balance
----------------------------------------       ----------   ---------------------- -------------------
$    0.00-     49,999.99  . . . . . . . .          1        $    48,394.25              0.18%
$    55,000.00-     59,999.99 . . . . . .          2            116,853.32              0.44
$    60,000.00-     74,999.99 . . . . . .          1             61,162.11              0.23
$    75,000.00-     99,999.99 . . . . . .         10            845,260.67              3.15
$    100,000.00-    149,999.99  . . . . .         13          1,616,346.97              6.03
$    150,000.00-    199,999.99  . . . . .         15          2,729,303.34             10.18
$    200,000.00-    249,999.99  . . . . .         19          4,315,234.57             16.10
$    250,000.00-    299,999.99  . . . . .         10          2,764,957.50             10.31
$    300,000.00-    349,999.99  . . . . .          5          1,687,468.26              6.29
$    350,000.00-    399,999.99  . . . . .          3          1,139,011.38              4.25
$    400,000.00-    449,999.99  . . . . .          2            859,711.76              3.21
$    450,000.00-    499,999.99  . . . . .          1            485,070.95              1.81
$    500,000.00-    549,999.99  . . . . .          2          1,023,696.55              3.82
$    550,000.00-    599,999.99  . . . . .          1            581,097.64              2.17
$    650,000.00-    699,999.99  . . . . .          2          1,357,549.06              5.06
$    700,000.00-    749,999.99  . . . . .          2          1,406,696.47              5.25
$    850,000.00-    899,999.99  . . . . .          2          1,726,984.61              6.44
$    950,000.00-    999,999.99  . . . . .          2          1,936,482.97              7.22
$    1,000,000.00-  1,099,999.99  . . . .          2          2,107,148.68              7.86
						----  	    --------------	      -------
                    TOTALS  . . . . . . .         95        $26,808,431.06            100.00%
						====  	    ==============	      =======

                             ____________________

                The date of this Supplement is March 31, 1997.